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EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TRANSCRYPT INTERNATIONAL, INC.
a Delaware Corporation

        Transcrypt International, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.    Article 1 of the Second Amended and Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

        "The name of the Corporation is EFJ, Inc."

        2.    That said amendment has been duly adopted in accordance with Sections 242 and 222 of the Delaware General Corporation Law ("DGCL") by:

          (a)  the adoption of resolutions of the Board of Directors of the Corporation; and

          (b)  the adoption of resolutions by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.

        IN WITNESS WHEREOF, said TRANSCRYPT INTERNATIONAL, INC. has caused this Certificate of Amendment to be signed by Michael E. Jalbert and R. Andrew Massey, its President and Corporate Secretary, respectively.

/s/ MICHAEL E. JALBERT Michael E. Jalbert, President
/s/ R. ANDREW MASSEY R. Andrew Massey, Corporate Secretary

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  EXHIBIT 3.1